EXHIBIT 23.01


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 10, 1999, except as to Note 14, which is as of February 19, 1999, relating to the financial statements which appears in the 1998 Annual Report to Shareowners, which is incorporated by reference in Ingram Micro Inc.'s Annual Report on Form 10-K for the year ended January 2, 1999. We also consent to the incorporation by reference of our report dated February 10, 1999, except as to Note 14, which is as of February 19, 1999, relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP

Costa Mesa, California
December 24, 1999